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Exhibit 99.1 Press Release

MOMENTA PHARMACEUTICALS, INC	43 MOULTON STREET CAMBRIDGE, MA 02138	T: 617.491.9700 F: 617.491.9701 WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for Second Quarter 2004

CAMBRIDGE, MA—August 16, 2004—Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on sugar sequencing technology, today announced its financial results for the quarter ended June 30, 2004. The Company reported a net loss of $2.9 million for the quarter ended June 30, 2004 compared with a net loss of $1.8 million for the same period in 2003. The Company's net loss for the six months ended June 30, 2004 was $5.5 million compared with a net loss of $3.3 million for the same period in 2003. Net loss attributable to common stockholders for the three and six month periods ended June 30, 2004 was $3.9 million, or $0.79 per share, and $27.7 million, or $7.28 per share, respectively. Net loss attributable to common stockholders for the same periods in the prior year was $2.1 million, or $1.14 per share, and $3.8 million, or $2.27 per share, respectively.

At June 30, 2004, the Company held cash, cash equivalents, and short-term investments of approximately $64.0 million compared with $12.6 million as of December 31, 2003. The growth in cash balances reflects net proceeds of $20.4 million from the sale of Series C redeemable convertible preferred stock in February 2004, and net proceeds of $35.3 million from Momenta's initial public offering of common stock which was completed on June 25, 2004.

"We believe our recent financings will enable us to advance our near-term product opportunities including M-Enoxaparin, a technology-enabled generic version of Lovenox®, as well as our discovery and development programs in cardiovascular medicine, non-invasive drug delivery and oncology," commented Alan Crane, Chairman and Chief Executive Officer. "We continue to execute on our plan to leverage our innovative technology and unique ability to sequence complex sugars to create value from existing drugs and develop novel drugs for critical diseases."

The Company reported revenues under its collaborative agreement with Sandoz, an affiliate of Novartis AG, of $2.1 million for the quarter ended June 30, 2004 and $3.2 million for the six months ended June 30, 2004. Under the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin. The Company reported no collaboration revenue in 2003.

Research and development expenses for the quarter ended June 30, 2004 were $3.5 million, compared to $0.9 million for the same period in 2003, while research and development expenses for the six months ended June 30, 2004 increased to $5.7 million compared to $1.7 million for the same period in the prior year. The increase in research and development spending was primarily due to increased expenses associated with the M-Enoxaparin program and with the development of M118, a novel low molecular weight heparin for acute coronary syndromes. In addition, research and development spending reflects Momenta's overall growth and increased headcount associated with the advancement of programs such as non-invasive drug delivery and oncology.

General and administrative expenses for the quarter ended June 30, 2004 totaled $1.6 million, compared with $0.9 million for the same period in 2003. General and administrative expenses for the six months ended June 30, 2004 were $3.0 million, compared with $1.6 million for the same period in 2003. The increase in general and administrative spending was primarily due to an increase in stock compensation expense, increased personnel and related costs as a result of increased headcount, and increased professional fees.

About Momenta
Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of technology-enabled generic products, improved versions of existing drugs, novel drugs, and the discovery of new biological processes. The Company's most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®. Based on its understanding of complex sugars, Momenta has created a diversified pipeline of novel discovery and development candidates. Momenta was founded in 2001 and is headquartered in Cambridge, MA.

        To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements
Statements in this press release regarding Momenta Pharmaceuticals, Inc.'s future financial performance including statements regarding our results of operations and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta's final prospectus dated June 21, 2004 filed with the Securities and Exchange Commission in connection with Momenta's initial public offering under the section "Risk Factors," as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
Assets
Cash and marketable securities	$64,033	$12,607
Other assets	4,530	3,477

Total assets	$68,563	$16,084

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities	$3,267	$1,843
Deferred revenue-net of current portion	343	417
Line of credit obligation-net of current portion	205	372
Unvested restricted stock	4	6
Redeemable convertible preferred stock	—	27,225
Stockholders' equity (deficit)	64,744	(13,779)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$68,563	$16,084

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Collaboration revenue	$2,115	$—	$3,151	$—
Operating expenses:
Research and development*	3,508	938	5,748	1,728
General and administrative*	1,580	864	2,989	1,570

Total operating expenses	5,088	1,802	8,737	3,298

Loss from operations	(2,973)	(1,802)	(5,586)	(3,298)
Other income, net	83	1	114	(1)

Net loss	(2,890)	(1,801)	(5,472)	(3,299)
Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	(20,389)	—
Dividends and accretion to redemption value of redeemable convertible preferred stock	(1,034)	(342)	(1,852)	(506)

Net loss attributable to common stockholders	$(3,924)	$(2,143)	$(27,713)	$(3,805)

Basic and diluted net loss attributable to common stockholders per common share	$(0.79)	$(1.14)	$(7.28)	$(2.27)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	4,985	1,881	3,808	1,679

*Includes stock-based compensation of the following:
Research and development	$108	$26	$199	$48
General and administrative	635	124	953	242

Total stock-based compensation	$743	$150	$1,152	$290

Contact: Momenta Pharmaceuticals, Inc., Valerie Threlfall, 617-395-5116

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  Exhibit 99.1 Press Release
Momenta Pharmaceuticals Reports Financial Results for Second Quarter 2004